Exhibit 4.25

Loan Agreement

The Loan Agreement (hereinafter referred to as this “Agreement”) is concluded on July 1, 2014 by and between:

Abitcool (China) Broadband Inc. (hereinafter referred to as the “Lender”)

Registered address: 3/F, Economic Trade Building, No. 2 Zhongxing Road South, Hongmei Town, Dongguan

Sheng Chen (hereinafter referred to as “Borrower 1”)

Identity card No.: 110108196807271450

Jun Zhang (hereinafter referred to as “Borrower 2”)

Identity card No.: 110108196803261474

For the purpose of this Agreement, Borrower 1 and Borrower 2 are collectively referred to as the Borrowers; the Lender and the Borrowers are referred to separately as a “Party” and collectively as both “Parties.”

Whereas:

The Borrowers hold 100% equity interests (95% by Chen Sheng and 5% by Zhang Jun) of aBitcool Small Micro Network Technology (BJ) Co., Ltd., a limited liability company incorporated and registered in China (hereinafter referred to as the “Borrowers’ Company”).

The Lender is a wholly foreign-owned enterprise established in the People’s Republic of China (hereinafter referred to as the “PRC” or “China”) which has technical consulting and service resources, and intends to provide a loan for the Borrowers.

Upon negotiation, the Parties agree as follows:

1.	Loan

1.1	Subject to the terms and conditions hereof, the Lender agrees to provide the Borrowers a loan of RMBone million (of which RMB950,000 is borrowed by Sheng Chen and RMB50,000 is borrowed by Jun Zhang). The term of the loan is ten years, and is renewable upon approval by both Parties.

1.2	Subject to the full satisfaction of all the precedent conditions provided in Article 2 hereof, the Lender agrees to remit the said loan to the account designated by the Borrowers in one lump sum within seven days after receiving a written notice requesting the loan from the Borrowers. The Borrowers shall issue a receipt confirmation to the Lender on the same day as they receive the aforesaid monies. The loan undertakings made by the Lender under this paragraph shall only apply to the Borrowers themseleves, but will not apply to any successor or assigns thereof.

1.3	The Borrowers agree to receive the aforesaid loan provided by the Lender, and hereby agree and guarantee to use the loan only for financing of the Borrowers’ Company so as to develop the business of the Borrowers’ Company. Unless the prior written consent of the Lender is obtained, the Borrowers shall not use the loan for any other purpose or transfer or mortgage their equities or other interests in the Borrowers’ Company to any third party.

1.4	The Lender and the Borrowers hereby unanimously agree and confirm that to the extent permissible by the applicable laws, the Lender shall be entitled but not be obliged to purchase or designate another person (whether a legal person or natural person) to purchase at any time, all or part of the equities held by the Borrowers in the Borrowers’ Company at a price agreed by both Parties.

1.5	The Lender and the Borrowers hereby unanimously agree and confirm that the loan hereunder is an interest-free loan.

2.	Preconditions of the Loan

The Lender shall be obliged to provide the Borrowers with the loan according to Clause 1.1 hereof only after all of the following conditions have been satisfied or waived by the Lender in writing.

2.1	The Lender having received a drawdown notice duly signed by the Borrowers on time according to Clause 1.2 hereof.

2.2	The Borrowers and the Lender having signed an equity pledge agreement (hereinafter referred to as the “Equity Pledge Agreement”), according to which the Borrowers agree to pledge all the equity interests held by the Borrowers to the Lender.

2.3	The Borrowers, the Lender and the Borrowers’ Company having duly executed an exclusive call option agreement, according to which the Borrowers will, to the extent permissible by the PRC laws, irrevocably grant an exclusive call option to purchase all the equity interests of the Borrowers to the Lender (hereinafter referred to as “the Exclusive Call Option Agreement).

2.4	The Equity Pledge Agreement and the Exclusive Call Option Agreement having full legal effect, there being no breach of such agreements, and all filing formalities, approvals, authorizations, registrations and government procedures having been obtained or completed (if necessary).

2.5	The representations and undertakings made by the Borrowers under Clause 3.2 hereof being true, complete, accurate and not misleading, and shall remain so on the date of drawdown notice and the drawdown, as if such representations and undertakings were made on such dates.

2.6	The Borrowers having not breached any undertakings made by them under Article 4 hereof, and no event that may affect the fulfilment by the Borrowers of obligations under this Agreement has occurred or is expected to occur.

3.	Representations and Warranties

3.1	From the date hereof until the date of termination of this Agreement, the Lender represents and warrants to the Borrowers that:

(a)	the Lender is a company duly registered and existing under the PRC laws;

(b)	the Lender has the power to execute and perform this Agreement. The execution and performance of this Agreement by the Lender conform to the business scope and articles of association or other constitutional documents of the Lender, and the Lender has obtained all necessary and proper approvals and authorities for the execution and performance of the Agreement;

(c)	the execution and performance of this Agreement by the Lender neither breach any laws, regulations, government approvals, authorisations, notices or other government documents by which the Lender is bound or affected, nor breach any agreement entered into by the Lender with any third party or any undertakings issued to any third party; and

(d)	Once executed, this Agreement constitutes a legal, valid and enforceable obligation of the Lender.

3.2	From the date hereof until the date of termination of this Agreement, the Borrowers represent and warrant that:

(a)	the Borrowers’ Company is a limited liability company duly incorporated and existing under the PRC laws, and the Borrowers are lawful holders of equity interests of the Borrowers’ Company;

(b)	The Borrowers have the power to execute and perform this Agreement. The execution and performance of this Agreement by the Borrowers conform to the articles of association or other constitutional documents of the Borrowers’ Company, and the Borrowers have obtained all necessary and proper approvals and authorities for the execution and performance of this Agreement;

(c)	the execution and performance of this Agreement by the Borrowers neither breach any laws, regulations, government approvals, authorisations, notices or other government documents by which the Lender is bound or affected, nor breach any agreement entered into by the Lender with any third party or any undertakings issued to any third party;

(d)	Once executed, this Agreement constitutes a legal, valid and enforceable obligation of the Lender;

(e)	The Borrowers have duly paid all payable contributions for the equity interests held by them, and have obtained the capital verification report for the paid contributions issued by a qualified accounting firm;

(f)	Except those specified in the Equity Pledge Agreement, the Borrowers do not create any mortgage, pledge or any other security interest on the equity interest of the Borrowers, issue an offer to transfer their equities to any third party, make undertakings with respect to any offer for the equity interests of the Borrowers issued by any third party, or conclude any agreement with any third party on the transfer of their equity interests.

(g)	There are no actual or potential disputes, litigations, arbitrations, administrative proceedings or any other legal proceedings relating to the Borrowers and/or the equity interests owned by the Borrowers; and

(h)	The Borrowers’ Company has obtained or completed all government approvals, authorizations, licenses, registrations and filings necessary for its conduct of business within the scope of its business license and its ownership of its assets.

4.	Undertakings of the Borrowers

4.1	The Borrowers, in the capacity of major shareholders of the Borrowers’ Company, undertake that throughout the term of this Agreement, they will cause the Borrowers’ Company:

(a)	without the prior written consent of the Lender, not to supplement, alter or revise its constitutional documents in any form whatsoever, increase or decrease its registered capital, or change its capital structure in any form whatsoever;

(b)	to maintain its due existence, prudently and effectively operate its business and handle its affairs in accordance with fair financial and business standards and practices;

(c)	without prior written consent of the Lender and at any time as of the date of this Agreement, not to sell, transfer, mortgage or otherwise dispose of any legal or beneficial interest of its assets, businesses or income, or permit creation of such other security interest thereon;

(d)	without prior written consent of the Lender, not to incur, inherit, guarantee or allow the existence of any debt, except for (i) any debt incurred during its ordinary course of business rather than from borrowing; and (ii) any debt which has been disclosed to and obtained the written consent from Party A;

(e)	to conduct all its business operations at all times in the ordinary course to maintain its asset value;

(f)	without prior written consent of the Lender, not to enter into any material agreement other than those executed in its ordinary course of business (for purpose of this paragraph, a material agreement means any agreement with a contact value exceeding RMB 5 million)

(g)	without prior written consent of the Lender, not to provide any loan or credit to any person;

(h)	upon the Lender’s request, to provide the Lender with all information regarding its operations and financial conditions;

(i)	to buy and maintain requisite insurance policies from an insurer acceptable to the Lender, the amount and type of which will be the same with or equalivalent to those maintained by the companies having similar operations, properties or assets in the same region;

(j)	without prior written consent of the Lender, not to merge or combine with any person, or acquire or invest in any person;

(k)	to immediately notify the Lender of any actual or potential litigation, arbitration or administrative proceeding regarding its assets, business and income;

(l)	in order to maintain its ownership of all its assets, to execute all requisite or appropriate documents, conduct all requisite or appropriate actions, and make all requisite or appropriate claims, or make requisite or appropriate defense against all claims;

(m)	without prior written consent of the Lender, not to distribute dividends to any shareholders in any form whatsoever; provided, however, that once required by the Lender, to immediately distribute all distributable profits to its shareholders; and

(n)	to strictly comply with the provisions of the Exclusive Call Option Agreement, and refrain from any action/omission that suffices to affect the validity and enforceability of the Exclusive Call Option Agreement.

4.2	The Borrowers undertake that throughout the term of this Agreement,

(a)	save as otherwise stipulated by the Equity Pledge Agreement, without prior written consent of the Lender, they will not sell, transfer, mortgage or otherwise dispose of any legal or beneficial interest of the equity interests owned by them, or permit creation of such other security interest thereon;

(b)	they will procure that without prior written consent of the Lender, the shareholders appointed by them will not approve to sell, transfer, pledge or otherwise dispose any legal or beneficial interest of the equity interests held by them in the Borrowers’ Company, or allow other security interests to be created on it, except to the Lender or the Lender’s designated person;

(c)	they will procure that without prior written consent of the Lender, the shareholders appointed by them will not approve the merger, consolidation with, purchase of or investment in any person by the Borrowers’ Company;

(d)	they will immediately notify the Lender of any actual or potential litigation, arbitration or administrative proceeding regarding the equity interests owned by them;

(e)	in order to maintain their ownership of the equity interests owned by them, they will execute all requisite or appropriate documents, conduct all requisite or appropriate actions, and make all requisite or appropriate claims, or make requisite or appropriate defense against all claims;

(f)	without prior written consent of the Lender, they will refrain from any action/omission that may adversely affect the business operations and asset value of the Borrowers’ Company;

(g)	to the extent permissible by the PRC laws, they will transfer unconditionally and immediately all their equity interests in the Borrowers’ Company to the Lender or its designated representative upon the request of the then current parent of the Lender at any time;

(h)	if the Lender purchases the equity interests owned by the Borrowers in accordance with the Exclusive Call Option Agreement, they will firstly use the proceeds from such purchase to repay the loan to the Lender; and

(i)	they will strictly comply with the provisions of this Agreement, the Equity Pledge Agreement and the Exclusive Call Option Agreement, duly perform all obligations under such agreements, and will refrain from any action/omission that suffices to affect the validity and enforceability of such agreements.

5.	Liability for Breach of the Agreement

If the Borrowers fail to fulfil repayment obligations within a period specified hereunder, they shall pay a late penalty interest at a daily rate of 0.01% of outstanding payable amount for each overdue day until the Borrowers have repaid the full amount of the principal of the loan, and the late penalty interest and other amounts thereon.

6.	Notices

Unless a written notice has been sent to change any of the following addresses, notices hereunder shall be sent to the following addresses by personal delivery, fax or registered letter. A notice shall be deemed servered on the date of receipt specified on the acknowledgement of receipt thereof, if sent by registered letter, or upon the date when it is sent, if sent by personal delivery or fax. If a notice is sent by fax, the original shall be immediately sent to the following addresses by registered letter or personal delivery after transmission.

If to the Lender: Abitcool (China) Broadband Inc. Address: 3/F, Economic Trade Building, No. 2 Zhongxing Road South, Hongmei Town, Dongguan

If to the Borrower: Sheng Chen

Address: 3F, M5, 1 Jiuxianqiao East Road, Chaoyang District, Beijing, 100016

7.	Confidentiality Responsibility

Both Parties acknowledge and confirm that any oral or written materials exchanged by and between the Parties in connection with this Agreement are confidential. Both Parties shall keep in confidence all such information and not disclose it to any third party without prior written consent from the other Parties unless: (a) such information is known or will be known by the public (except by disclosure of the receiving party without authorization); (b) such information is required to be disclosed in accordance with applicable laws or regulations or rules of stock exchange; or (c) if any information is required to be disclosed by any party to its legal or financial advisor for the purpose of the transaction of this Agreement, provided that such legal or financial advisor shall also comply with the confidentiality obligation similar to that stated hereof. Any disclosure by any employee or agency engaged by any Party shall be deemed the disclosure of such Party and such Party shall assume the liabilities for its breach of contract pursuant to this Agreement. This Article shall survive the termination of this Agreement for any reason whatsoever.

8.	Governing Laws and Resolution of Disputes

8.1	The formation, validity, performance, interpretation amendment, and termination of this Agreement and the resolution of the disputes arising hereunder shall be governed by the PRC laws.

8.2	The Parties shall first strive to resolve any dispute arising from the interpretation and performance of this Agreement through friendly consultation. In case no settlement can be reached through consultation within thirty (30) days after the request for consultation is made by any Party to the other, either Party may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective rules. The arbitration shall take place in Beijing. The arbitration award shall be final and binding upon both Parties.

8.3	Where any dispute occurs arising from the interpretation and performance of this Agreement or when any dispute is under arbitration, both Parties hereto shall continue to exercise all their rights and fulfil all their obligations hereunder except for the matters in dispute.

9.	Miscellaneous

9.1	This Agreement shall take effect as of the date of execution by both Parties, and become invalid on the day when both Parties have fulfilled their respective obligations hereunder.

9.2	This Agreement shall be executed in two originals with equal legal force, with each party holding one copy.

9.3	The invalidity of any clause hereof shall not affect the legal force of any other clauses hereof.

9.4	The appendices hereto shall be an integral part of this Agreement and shall have the same legal force as this Agreement.

Lender: /s/ Abitcool (China) Broadband Inc.

Borrowers: Chen Sheng, Jun Zhang

Signature: /s/ Sheng Chen, /s/ Jun Zhang